Exhibit 3.3

BRITISH COLUMBIA The Best Place on Earth	Number: C0908409

CERTIFICATE

 OF

CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that SOS LINK CORPORATION,  has continued into British Columbia from the Jurisdiction of NEVADA, under the Business Corporations Act, with the name VENZA GOLD CORP. on April15, 2011 at 04:35PM Pacific Time.

Issued under my hand at Victoria, British Columbia On April 15, 2011 RON TOWNSHEND Registrar of Companies Province of British Columbia Canada